Exhibit 8.1
Alston&Bird llp
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com

Terence J. Greene	E-mail: tgreene@alston.com
January 13, 2006
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Ladies and Gentlemen:
We have acted as special counsel to Seacoast Banking Corporation of Florida (“Seacoast”), a Florida corporation, in connection with the proposed merger of Big Lake Financial Corporation (“Big Lake”), a Florida corporation, with and into Seacoast (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 22, 2005, by and between Seacoast and Big Lake (the “Agreement”). At your request, and in connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), we are rendering our opinions concerning the United States federal income tax consequences of the Merger.
In rendering the opinions expressed herein, we have relied, with the consent of Seacoast and the consent of Big Lake, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificate of representations of the officers of Seacoast and Big Lake (the “Certificates”) each dated as of January 13, 2006. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. We have also relied upon the accuracy of the Agreement, the Registration Statement and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations issued thereunder.

Seacoast Banking Corporation of Florida
January 13, 2006

We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under applicable Florida law; and (iii) the Merger will be reported by Seacoast and Big Lake on their respective federal income tax returns in a manner consistent with the opinions set forth below.
Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:
•	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	Holders of Big Lake Stock will not recognize any gain or loss upon the receipt of solely Seacoast common stock for their Big Lake Stock, other than with respect to cash received in lieu of fractional shares of Seacoast common stock;

•	The aggregate tax basis of the Seacoast common stock received by a holder of Big Lake Stock in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Big Lake Stock surrendered in exchange therefor;

•	The holding period of the Seacoast common stock received by a holder of Big Lake Stock in the Merger will include the period during which the holder held the Big Lake Stock exchanged therefor if the Seller Stock was held as a capital asset at the effective date of the Merger; and

•	Neither Big Lake nor Seacoast will not recognize any gain or loss solely as a result of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain or loss recognized pursuant to Treasury regulations issued under Section 1502 of the Code).
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.
This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to

Seacoast Banking Corporation of Florida
January 13, 2006

stockholders subject to special treatment under United States federal income tax law, such as stockholders, if any, who hold their stock other than as a capital asset, who are traders in securities who elect mark-to-market, dealers in securities or foreign currencies, foreign persons, persons who have a functional currency other than the U.S. dollar, financial institutions, mutual funds, regulated investment companies, real estate investment trusts, insurance companies or tax-exempt entities, who are subject to alternative minimum tax, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or who hold their shares as part of a straddle, hedging, integrated, conversion or constructive sale transaction.

Very truly yours,
/s/ Terence J. Greene

Terence J. Greene Alston & Bird LLP